                                                             EXHIBIT NO. 99.4(e)

                             AMENDMENT TO INVESTMENT
                                ADVISORY AGREEMENT


AMENDMENT dated as of January 1, 2004 to the Investment Advisory Agreement dated January 1, 2002 by and between MFS Series Trust X (the "Trust") on behalf of the MFS International Growth Fund and MFS International Value Fund (each, a "Fund"), each a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser") (the "Agreement").

                                 WITNESSETH

WHEREAS, the Trust on behalf of each Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Adviser has agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. AMENDMENT OF THE AGREEMENT: The reference to each Fund in Appendix B of the Agreement is deleted and replaced in its entirety as follows:

        MFS International Growth Fund     0.90% on assets up to $1 billion;
                                          0.80% on assets in excess of $1
                                          billion up to $2 billion; and
                                          0.70% on assets in excess of $2
                                          billion.

        MFS International Value Fund      0.90% on assets up to $1 billion;
                                          0.80% on assets in excess of $1
                                          billion up to $2 billion; and
                                          0.70% on assets in excess of $2
                                          billion.

        MFS Emerging Markets Equity Fund  1.05% on assets up to $500 million;
                                          and 1.00% on assets in excess of
                                          $500 million.

     2. MISCELLANEOUS: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

     3. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                        MFS SERIES TRUST X
                                        on behalf of MFS International
                                        Growth Fund and MFS
                                        International Value Fund

                                        By: JAMES R. BORDEWICK, JR.
                                            ----------------------------------
                                        James R. Bordewick, Jr.
                                        Assistant Secretary




                                        MASSACHUSETTS FINANCIAL
                                        SERVICES COMPANY

                                        By: STEPHEN E. CAVAN
                                            ----------------------------------
                                        Stephen E. Cavan
                                        Senior Vice President